Exhibit 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated 10 March 2008 relating to the financial statements and the effectiveness of internal control over financial reporting of Unilever N.V. and Unilever PLC, which appear in the Annual Report on Form 20-F for the year ended December 31, 2007.  We also consent to the references to us under the heading “Experts” in such Registration Statement.

Rotterdam, The Netherlands, 18 November 2008

PricewaterhouseCoopers Accountants N.V.

As auditors of Unilever N.V.

/s/ Prof. Dr. J. A. van Manen RA
Prof. Dr. J. A. van Manen RA

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
London, United Kingdom
As auditors of Unilever PLC
18 November 2008